PROSPECTUS SUPPLEMENT
(To Prospectus dated August 5, 2005)
Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-126294
333-126294-01
$400,000,000
PNC Funding Corp
5.125% Senior Notes due 2010
Unconditionally Guaranteed by
The PNC Financial Services Group, Inc.

       PNC Funding Corp will issue $400,000,000 aggregate principal amount of senior notes that will mature on December 14, 2010 and bear interest at 5.125% per annum.
       Interest on the senior notes is payable semiannually in arrears on December 14 and June 14 of each year beginning June 14, 2006. The senior notes will rank equally with all other unsecured senior indebtedness of PNC Funding Corp. The PNC Financial Services Group, Inc. will guarantee the senior notes and the guarantees will rank equally with the senior unsecured indebtedness of The PNC Financial Services Group, Inc. The senior notes may not be redeemed prior to maturity and will not be subject to any sinking fund.

       The senior notes and the guarantees are not deposits of a bank and are not insured by the United States Federal Deposit Insurance Corporation or any other insurer or government agency.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Senior Note	Total

Public Offering Price	99.961%	$399,844,000
Underwriting Discount	0.350%	$1,400,000
Proceeds to PNC Funding Corp (before expenses)(1)	99.611%	$398,444,000

(1)	The underwriters have agreed to reimburse us for some expenses in connection with the offering. See “Underwriting.”

       The underwriters expect to deliver the senior notes to purchasers in book-entry form only through The Depository Trust Company on or about December 14, 2005.

Joint Book-Running Managers

Goldman, Sachs & Co.	JPMorgan
December 7, 2005

       You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front page of this prospectus supplement or, with respect to information incorporated by reference, as of the date of such information.

       Following the initial distribution of the senior notes, PNC Capital Markets, Inc., J.J.B. Hilliard, W.L. Lyons, Inc. and other affiliates of The PNC Financial Services Group, Inc. and PNC Funding Corp, may offer and sell the senior notes in secondary market transactions. PNC Capital Markets, Inc., J.J.B. Hilliard, W.L. Lyons, Inc. and other affiliates of ours may act as principal or agent in these transactions. This prospectus supplement and the accompanying prospectus will be used in connection with these transactions. Sales in these transactions will be made at varying prices related to prevailing market prices and other circumstances at the time of sale.
       References to “PNC” in this prospectus supplement and in the accompanying prospectus are references to The PNC Financial Services Group, Inc., specifically or, if the context requires, to The PNC Financial Services Group, Inc. together with its subsidiaries. References to “PNC Funding” in this prospectus supplement and the accompanying prospectus are references to PNC Funding Corp, a wholly-owned indirect subsidiary of PNC, specifically; and references to “we,” “us” and “our” are references to PNC and PNC Funding.
       The distribution of this prospectus supplement and the accompanying prospectus and the offering of the senior notes in some jurisdictions may be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
       Information contained in this prospectus supplement updates and supersedes information in the accompanying prospectus.

WHERE YOU CAN FIND MORE INFORMATION
       We have filed with the Securities and Exchange Commission (“SEC”) a registration statement under the Securities Act of 1933, as amended, that registers, among other securities, the securities offered by this prospectus supplement. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement.
       In addition, PNC files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC’s Public Reference Room, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
       You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.
       The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.
       The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this prospectus supplement, except for any information that is superseded by information that is included directly in this document or in a later filed document.
       In addition to the documents incorporated by reference into the accompanying prospectus, this prospectus supplement incorporates by reference the documents listed below that PNC previously filed with the SEC. They contain important information about us.

Company SEC Filings	Period

Quarterly Reports on Form 10-Q	Periods ended June 30, 2005 and September 30, 2005
Current Reports on Form 8-K	Date of Event: July 19, 2005 (filed July 25, 2005) and August 25, 2005
       We incorporate by reference additional documents that we may file with the SEC pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus supplement and the termination of the offering of the securities, or if later until the date on which any of our affiliates cease offering and selling the securities. Any report, document or portion thereof that is furnished to, but not filed with, the SEC is not incorporated by reference.
       You can obtain any of the documents incorporated by reference in this prospectus supplement from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in the document. You can obtain documents incorporated by reference by requesting them from us. Requests for such documents should be directed to: Computershare Investor Services, Post Office Box 3504, Chicago, Illinois 60690-3504, or via email at web.quiries@computershare.com, or by calling 800-982-7652. You can also obtain these documents on or through our internet website at www.pnc.com.

THE PNC FINANCIAL SERVICES GROUP, INC.
       PNC is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and a financial holding company under the Gramm-Leach-Bliley Act. PNC was incorporated under Pennsylvania law in 1983 with the consolidation of Pittsburgh National Corporation and Provident National Corporation. Since 1983, PNC has diversified its geographic presence, business mix and product capabilities through strategic bank and nonbank acquisitions and the formation of various nonbanking subsidiaries.
       PNC is one of the largest diversified financial services companies in the United States, operating businesses engaged in consumer banking, institutional banking, asset management and global fund processing services. PNC operates directly and through numerous subsidiaries, providing many of our products and services nationally and others in our primary geographic markets in Pennsylvania, New Jersey, Delaware, Ohio, Kentucky and the Washington D.C. area. We also provide certain asset management and global fund processing services internationally. At September 30, 2005, PNC’s consolidated assets, deposits, and shareholders’ equity were $93.2 billion, $60.2 billion, and $8.3 billion, respectively.
       PNC’s principal executive offices are located at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707, and its telephone number is (412) 762-2000.
PNC FUNDING CORP
       PNC Funding is a wholly owned indirect subsidiary of PNC. PNC Funding was incorporated under Pennsylvania law in 1972 and is engaged in financing the activities of PNC and its subsidiaries through the issuance of commercial paper and other debt guaranteed by PNC.
       PNC Funding’s principal executive offices are located at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707, and its telephone number is (412) 762-2000.
USE OF PROCEEDS
       We will apply the net proceeds from the sale of the securities for general corporate purposes, which may include:

•	advances to PNC (in the case of PNC Funding) and its subsidiaries to finance their activities,

•	financing of possible future acquisitions,

•	repayment of outstanding indebtedness, and

•	repurchases of issued and outstanding shares of common and/or preferred stock under authorized programs of PNC.
       Until we use the net proceeds for these purposes, we will use the net proceeds to reduce our short term indebtedness or for temporary investments. We expect that we may from time to time engage in additional financings of a character and in amounts to be determined.

CERTAIN TERMS OF THE SENIOR NOTES
       The senior notes offered by this prospectus supplement will be issued by PNC Funding under an Indenture dated as of December 1, 1991, among PNC, PNC Funding and JPMorgan Chase Bank, NA, successor to The Chase Manhattan Bank, as Trustee, as supplemented by a Supplemental Indenture dated as of February 15, 1993 and a Second Supplemental Indenture dated as of February 15, 2000. References to the Indenture in this section will mean the Indenture as so supplemented. The accompanying prospectus provides a more complete description of the Indenture. The senior notes will be Senior Debt Securities; as such term is defined in the accompanying prospectus. The following description of the particular terms of the senior notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Senior Debt Securities in the accompanying prospectus, to which description we refer you. The accompanying prospectus sets forth the meaning of certain capitalized terms used herein and not otherwise defined.
General
       The senior notes will initially be limited in this offering to $400,000,000 aggregate principal amount. The senior notes will mature on December 14, 2010. The senior notes may not be redeemed by PNC Funding prior to their stated maturity and will not be subject to any sinking fund.
       The senior notes will bear interest at the rate of 5.125% per annum. Interest on the senior notes will accrue from December 14, 2005 and will be payable semiannually in arrears on December 14 and June 14 of each year (each an “interest payment date”), commencing June 14, 2006. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest period relating to an interest payment date shall be the period from and including the preceding interest payment date to and excluding the relevant interest payment date.
       If any of the interest payment dates or a maturity date falls on a day that is not a business day, PNC Funding will postpone the interest payment date or the maturity date to the next succeeding business day, but the payment made on such dates will be treated as being made on the date payment was first due and the holders of the senior notes will not be entitled to any further interest or other payments with respect to such postponements. The term “business day” means any day other than a Saturday or Sunday, and a day that it is not a day on which banks are generally authorized or required by law or executive order to be closed in the City of New York, New York, the City of Pittsburgh, Pennsylvania or the Commonwealth of Pennsylvania.
       The interest payable on the senior notes on any interest payment date, subject to certain exceptions, will be paid to the person in whose name the senior notes are registered at the close of business on December 1 and June 1, whether or not a business day, immediately preceding the interest payment date. However, interest that PNC Funding pays on the maturity date will be paid to the person to whom the principal will be payable. Interest will be payable by wire transfer in immediately available funds in U.S. dollars at the office of the principal paying agent in New York, New York, or at PNC Funding’s option in the event the senior notes are not represented by Global Notes, by check mailed to the address of the person specified for payment in the preceding sentences.
       The senior notes are not convertible into, or exchangeable for, equity securities of PNC or PNC Funding.
       The senior notes and the guarantees are not deposits of a bank and are not insured by the United States Federal Deposit Insurance Corporation or any other insurer or government agency.
Guarantees
       The senior notes are unconditionally guaranteed by PNC and rank equally with all of PNC Funding’s other unsecured senior indebtedness. The guarantees will rank equally with the senior unsecured indebtedness of PNC. The senior notes are not guaranteed by the subsidiaries of PNC. The guarantees are effectively subordinated to all indebtedness and other liabilities (including trade payables and deposits) of such subsidiaries.
Further Issuances
       PNC Funding may from time to time, without the consent of the holders of the senior notes, create and issue further notes having the same terms and conditions as the senior notes and equal in rank to the senior notes offered by this prospectus supplement in all respects (or in all respect except for the payment of interest accruing prior to the issue date of the further notes or except for the first payment of interest following the issue date of the further notes). These further senior notes will be consolidated and form a single series with the senior notes and will have the same terms as to status or otherwise as such senior notes.
Delivery and Form
       The senior notes will be represented by one or more permanent global certificates (each a “Global Note” and collectively, the “Global Notes”) deposited with, or on behalf of, The Depositary Trust Company (“DTC”) and registered in the name of Cede & Co. (DTC’s partnership nominee). The senior notes will be available for purchase in denominations of $1,000 and integral multiples thereof in book-entry form only. Unless and until certificated senior notes are issued under the limited circumstances described in the accompanying prospectus, no beneficial owner of a senior note shall be entitled to receive a definitive certificate representing a senior note. So long as DTC or any successor depositary (collectively, the “Depositary”) or its nominee is the registered owner of the Global Notes, the Depositary, or such nominee, as the case may be, will be considered to be the sole owner or holder of the senior notes for all purposes of the Indenture.
       Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Global Notes through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC.
       Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the senior notes sold outside of the United States and cross-market transfers of the senior notes associated with secondary market trading.
       Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.
       Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When senior notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive senior notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the senior notes will appear on the next day (European time).
       Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending senior notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.
       When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these senior notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.
       You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the senior notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.
Clearance and Settlement Procedures
       Initial settlement for the senior notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.
Payment and Paying Agents
       JPMorgan Chase Bank, NA will act as PNC Funding’s principal paying agent with respect to the senior notes through its offices presently located at 4 New York Plaza, New York, New York 10004. PNC Funding may at any time rescind the designation of a paying agent, appoint a successor paying agent, or approve a change in the office through which any paying agent acts. Payments of interest and principal may be made by wire-transfer in immediately available funds in U.S. dollars for senior notes held in book-entry form or, at PNC Funding’s option in the event the senior notes are not represented by Global Notes, by check mailed to the address of the person entitled to the payment as it appears in the senior note register. Payment of principal will be made upon the surrender of the relevant senior notes at the offices of the principal paying agent.
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
       The following general discussion summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of the senior notes for United States holders. This discussion is a summary for general information only and does not consider all aspects of United States federal income taxation that may be relevant to an investor in light of that investor’s particular circumstances. This discussion deals only with senior notes purchased at their original offering price and held as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, referred to in this discussion as the “Code,” as amended to the date of this prospectus supplement. This summary does not address all of the tax consequences that may be relevant to a holder of senior notes nor does it address the federal income tax consequences to holders subject to special treatment under the United States federal income tax laws, such as brokers or dealers in securities or currencies, certain securities traders, tax-exempt entities, banks, thrifts, insurance companies, other financial institutions, persons that hold senior notes as a position in a “straddle” or as part of a “synthetic security,” “hedging,” “conversion” or other integrated instrument, persons that have a “functional currency” other than the United States dollar, investors in pass-through entities and certain United States expatriates. Further, this summary does not address

•	the income tax consequences to shareholders in, or partners or beneficiaries of, a holder of the senior notes, or

•	any state, local or foreign tax consequences of the purchase, ownership, or disposition of the senior notes.
       This discussion is based upon the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. All of the foregoing is subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.
       Persons considering the purchase, ownership or disposition of senior notes should consult their own tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local, or foreign taxing jurisdiction.
       For purposes of this discussion, the term “United States holder” means a beneficial owner of a senior note that for United States federal income tax purposes is

•	a citizen or resident of the United States,

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any State thereof or the District of Columbia,

•	an estate the income of which is includible in its gross income for United States federal income tax purposes without regard to its source, or

•	a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust.
       If a partnership holds senior notes, the tax treatment of a partner will generally depend upon the status of the partners and upon the activities of the partnership. If you are a partner of a partnership holding senior notes, we suggest that you consult your tax advisor.
Payments of Interest
       Stated interest paid or accrued on the senior notes generally will be taxable to you as ordinary income at the time the interest is paid or accrued in accordance with your method of accounting for United States federal income tax purposes.
Sale of the Senior Notes
       When you dispose of a senior note by sale, exchange or other taxable disposition, you generally will recognize gain or loss equal to the difference, if any, between (i) the amount realized on the disposition (other than amounts attributable to accrued and unpaid interest) and (ii) your tax basis in the senior note. Your tax basis in a senior note generally will equal the cost of the senior note. When a senior note is sold, exchanged or otherwise disposed of between interest payment dates, the portion of the amount realized on the disposition that is attributable to interest accrued to the date of sale but not yet reported as interest income must be reported at the time of sale.
       The gain or loss on a senior note generally will constitute capital gain or loss, and will be long-term capital gain or loss if you have held the senior note for longer than one year. Under current law, net capital gains of individuals may be taxed at lower rates than items of ordinary income. Your ability to offset capital losses against ordinary income is limited.
Information Reporting and Backup Withholding
       In general, information reporting requirements will apply to payments made on, and proceeds from the sale of, senior notes held by a non-corporate United States holder. Payments made on, and proceeds from the sale of, senior notes held by a United States holder may be subject to a “backup” withholding tax at a rate that is currently 28% unless the holder complies with certain identification or exemption requirements.

       Any amount withheld, whether with respect to a United States holder or a non-U.S. holder, will be allowed as a credit against the holder’s United States federal income tax liability, or refunded, provided the required information is provided to the IRS.
       Holders of senior notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.
IRS Circular 230 Disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that (i) any United States tax advice contained or referred to in this Prospectus Supplement (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Internal Revenue Code; (ii) any such tax advice is written in connection with the promotion or marketing of the matters addressed in the Prospectus Supplement (including any attachments); and (iii) prospective investors should seek advice based on his or her particular circumstances from an independent advisor.
UNDERWRITING
       We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the senior notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of senior notes indicated in the following table.

Principal Amount
Underwriters	of Senior Notes

Goldman, Sachs & Co.	$200,000,000
J.P. Morgan Securities Inc.	$200,000,000

Total	$400,000,000

       The underwriters are committed to take and pay for all of the senior notes being offered, if any are taken.
       Senior notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any senior notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.20% of the principal amount of senior notes. Any such securities dealers may resell any senior notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.125% of the principal amount of senior notes. If all the senior notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.
       The senior notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the senior notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the senior notes.
       In connection with the offering, the underwriters may purchase and sell senior notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of senior notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the senior notes while the offering is in progress.
       The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased senior notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
       These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the senior notes. As a result, the price of the senior notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.
       We expect to deliver the senior notes against payment for the senior notes on or about the date specified on the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the senior notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to the trade agree expressly agree otherwise. Accordingly, purchasers who wish to trade senior notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the senior notes initially settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.
European Economic Area
       In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of senior notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the senior notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of senior notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.
       For the purposes of this provision, the expression an “offer of senior notes to the public” in relation to any senior notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the senior notes to be offered so as to enable an investor to decide to purchase or subscribe the senior notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.
Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the senior notes in circumstances in which Section 21(1) of the FSMA does not apply to PNC and PNC Funding; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the senior notes in, from or otherwise involving the United Kingdom.

       The senior notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the senior notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to senior notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.
       The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
       This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the senior notes may not be circulated or distributed, nor may the senior notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
       Where the senior notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the senior notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.
       The underwriters have agreed to reimburse us for $140,000 of expenses in connection with the offering. We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $356,000.
       The company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

       Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses.
       J.P. Morgan Securities Inc. (“JPMorgan”) will make the senior notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Corporation, an Internet-based communications technology provider. Market Axess Corporation is providing the system as a conduit for communications between JPMorgan and its customers and is not a party to any transactions. Market Axess Corporation, a registered broker-dealer, will receive compensation from JPMorgan based on transactions JPMorgan conducts through the system. JPMorgan will make the senior notes available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.
LEGAL OPINIONS
       The legal opinion required to be furnished by PNC Funding and PNC pursuant to the underwriting agreement, dated the date of this prospectus supplement, among PNC Funding, PNC and the underwriters will be rendered by Thomas R. Moore, Esq., Senior Counsel and Corporate Secretary of PNC. Mr. Moore beneficially owns or has rights to acquire, an aggregate of less than 1% of PNC’s common stock.
       The underwriters are represented by Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019. As to matters of Pennsylvania law, Cravath, Swaine & Moore will rely on the opinion of Thomas R. Moore, Esq., Senior Counsel and Corporate Secretary of PNC.
EXPERTS
       The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement by reference from PNC’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS
$2,000,000,000
THE PNC FINANCIAL SERVICES GROUP, INC.
COMMON STOCK, PREFERRED STOCK, PURCHASE CONTRACTS, UNITS, WARRANTS, GUARANTEES AND DEPOSITARY SHARES
PNC FUNDING CORP
DEBT SECURITIES AND WARRANTS

        We may offer, in one or more offerings, debt securities, common stock, preferred stock, purchase contracts, units, warrants, guarantees and depositary shares having an aggregate initial public offering price of up to $2,000,000,000. We may also issue common stock, preferred stock or debt securities upon the conversion, exchange or exercise of certain of the securities listed above. When we decide to sell a particular series of securities, we will prepare a prospectus supplement describing those securities and our plan of distribution. You should read this prospectus and any applicable prospectus supplement carefully before you invest.
      The common stock of The PNC Financial Services Group, Inc. is listed on the New York Stock Exchange under the symbol “PNC.”
      These securities are not savings or deposit accounts or other obligations of any bank, and they are not insured by the Federal Deposit Insurance Corporation or any other insurer or governmental agency.

      Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 5, 2005.

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,000,000,000 or the equivalent of this amount in foreign currencies, foreign currency units or composite currencies. We may sell these securities either separately or in units. We also may issue common stock, preferred stock or debt securities upon the conversion, exchange or exercise of certain of the securities described in this prospectus.
      This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”
      The registration statement that contains this prospectus, including the exhibits to the registration statement and the information incorporated by reference, contains additional information about the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission, or SEC, web site or at the SEC offices mentioned below under the heading “Where You Can Find More Information.”
      Following the initial distribution of an offering of securities, PNC Capital Markets, Inc., J.J.B. Hilliard, W.L. Lyons, Inc. and other affiliates of ours may offer and sell those securities in secondary market transactions. PNC Capital Markets, Inc., J.J.B. Hilliard, W.L. Lyons, Inc. and other affiliates of ours may act as a principal or agent in these transactions. This prospectus and the applicable prospectus supplement will also be used in connection with these transactions. Sales in any of these transactions will be made at varying prices related to prevailing market prices and other circumstances at the time of sale.
      No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus or any accompanying prospectus supplement, and, if given or made, such information or representation must not be relied upon as having been authorized. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in any accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or any accompanying prospectus supplement, nor any sale made hereunder and thereunder, shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained or incorporated by reference in this prospectus or any accompanying prospectus supplement is correct as of any time subsequent to the date of such information.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules and the information incorporated by reference, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.
      In addition, PNC files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC’s Public Reference Room, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20459.
      You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20459, at prescribed rates.

      The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers of securities, like us, who file such material electronically with the SEC. The address of that web site is http://www.sec.gov. You also can inspect such reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our common stock and certain series of our preferred stock are listed on the New York Stock Exchange.
      The SEC allows us to “incorporate by reference” into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated is considered part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a later filed document.
      This prospectus incorporates by reference the documents listed below that PNC previously filed with the SEC. They contain important information about us.

Company SEC Filings	Period

Annual Report on Form 10-K	Year ended December 31, 2004
Quarterly Report on Form 10-Q	Period ended March 31, 2005
Current Reports on Form 8-K	Date of event: February 10, 2005, February 15, 2005, March 10, 2005 and April 26, 2005 (filed April 29, 2005)
      We incorporate by reference additional documents that we may file with the SEC pursuant to Section 13(a), 14, and 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the offering of the securities to be issued under the registration statement, or if later until the date on which any of our affiliates cease offering and selling these securities. Any report, document or portion thereof that is furnished to, but not filed with, the SEC is not incorporated by reference.
      You can obtain any of the documents incorporated by reference in this prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in the document. You can obtain documents incorporated by reference by requesting them from us. Requests for such documents should be directed to: Computershare Investor Services, LLC, P.O. Box 3504, Chicago, Illinois 60690-3504, or via email at web.queries@computershare.com, or by calling 800-982-7652. You can also obtain these documents on or through our internet website at www.pnc.com.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
      We make statements in this prospectus, in accompanying prospectus supplements and in the SEC filings incorporated by reference into this prospectus regarding our outlook or expectations for earnings, revenues, expenses and/or other matters regarding or affecting PNC that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.
      Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.
      In addition to factors that we disclose elsewhere in this prospectus, in accompanying prospectus supplements and in our SEC filings incorporated by reference into this prospectus, our forward-looking statements are subject to, among others, the following risks and uncertainties, which could cause actual results or future events to differ materially from those that we anticipated in our forward-looking statements or from our historical performance:

•	changes in political, economic or industry conditions, the interest rate environment, or the financial and capital markets (including as a result of actions of the Federal Reserve Board affecting interest rates, the money supply, or otherwise reflecting changes in monetary policy), which could affect: (a) credit quality and the extent of our credit losses; (b) the extent of funding of our unfunded loan commitments and letters of credit; (c) our allowances for loan and lease losses and unfunded loan commitments and letters of credit; (d) demand for our credit or fee-based products and services; (e) our net interest income; (f) the value of assets under management and assets serviced, of private equity investments, of other debt and equity investments, of loans held for sale, or of other on-balance sheet or off-balance sheet assets; or (g) the availability and terms of funding necessary to meet our liquidity needs;

•	the impact on us of legal and regulatory developments, including the following: (a) the resolution of legal proceedings or regulatory and other governmental inquiries; (b) increased litigation risk from recent regulatory and other governmental developments; (c) the results of the regulatory examination process, our failure to satisfy the requirements of agreements with governmental agencies, and regulators’ future use of supervisory and enforcement tools; (d) legislative and regulatory reforms, including changes to tax laws; and (e) changes in accounting policies and principles, with the impact of any such developments possibly affecting our ability to operate our businesses or our financial condition or results of operations or our reputation, which in turn could have an impact on such matters as business generation and retention, our ability to attract and retain management, liquidity and funding;

•	the impact on us of changes in the nature and extent of our competition;

•	the introduction, withdrawal, success and timing of our business initiatives and strategies;

•	customer acceptance of our products and services, and our customers borrowing, repayment, investment and deposit practices;

•	the impact on us of changes in the extent of customer or counterparty delinquencies, bankruptcies or defaults, which could affect, among other things, credit and asset quality risk and our provision for credit losses;

•	the ability to identify and effectively manage risks inherent in our businesses;

•	how we choose to redeploy available capital, including the extent and timing of any share repurchases and acquisitions or other investments in our businesses;

•	the impact, extent and timing of technological changes, the adequacy of intellectual property protection, and costs associated with obtaining rights in intellectual property claimed by others;

•	the timing and pricing of any sales of loans or other financial assets held for sale;

•	our ability to obtain desirable levels of insurance and to successfully submit claims under applicable insurance policies;

•	the relative and absolute investment performance of assets under management; and

•	the extent of terrorist activities and international hostilities, increases or continuations of which may adversely affect the economy and financial and capital markets generally or us specifically.
      In addition, we grow our business from time to time by acquiring other financial services companies. Acquisitions in general present us with a number of risks and uncertainties related both to the acquisition transactions themselves and to the integration of the acquired businesses into PNC after closing. In particular, acquisitions may be substantially more expensive to complete (including the integration of the acquired company) and the anticipated benefits, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected. As a regulated financial institution, our pursuit of attractive acquisition opportunities could be negatively impacted due to regulatory delays or other regulatory issues. Regulatory and/or legal issues of an acquired business may cause reputational harm to PNC following the acquisition and integration of the acquired business into ours and may result in additional future costs and expenses arising as a result of those issues. Recent acquisitions, including our acquisition of Riggs National Corporation, continue to present the integration and other post-closing risks and uncertainties described above.
      Also, risks and uncertainties that could affect the results anticipated in forward-looking statements or from historical performance relating to our majority-owned subsidiary, BlackRock, Inc., are discussed in more detail in BlackRock’s filings with the SEC, accessible on the SEC’s website and BlackRock’s website at www.blackrock.com.
THE PNC FINANCIAL SERVICES GROUP, INC.
      In this prospectus, we use “PNC” to refer to The PNC Financial Services Group, Inc. specifically, “PNC Funding” to refer to PNC Funding Corp specifically; and “we” or “us” to refer collectively to PNC and PNC Funding. References to The PNC Financial Services Group, Inc. and its subsidiaries, on a consolidated basis, are specifically made where applicable.
      PNC is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and a financial holding company under the Gramm-Leach-Bliley Act. PNC was incorporated under Pennsylvania law in 1983 with the consolidation of Pittsburgh National Corporation and Provident National Corporation. Since 1983, PNC has diversified its geographic presence, business mix and product capabilities through strategic bank and nonbank acquisitions and the formation of various nonbanking subsidiaries.
      PNC is one of the largest diversified financial services companies in the United States, operating businesses engaged in regional community banking, wholesale banking, wealth management, asset management and global fund processing services. PNC operates directly and through numerous subsidiaries, providing many of our products and services nationally and others in our primary geographic markets in Pennsylvania, New Jersey, Delaware, Ohio, Kentucky and the greater Washington, D.C. region. PNC and its subsidiaries also provide certain asset management and global fund processing services internationally. At March 31, 2005, PNC and its subsidiaries’ consolidated assets, deposits, and shareholders’ equity were $83.4 billion, $55.2 billion, and $7.6 billion, respectively.
      PNC’s principal executive offices are located at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707, and its telephone number is 412-762-2000.
PNC FUNDING CORP
      PNC Funding is a wholly owned indirect subsidiary of PNC. PNC Funding was incorporated under Pennsylvania law in 1972 and is engaged in financing the activities of PNC and its subsidiaries through the issuance of commercial paper and other debt guaranteed by PNC.
      PNC Funding’s principal executive offices are located at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707, and its telephone number is 412-762-2000.
RECENT DEVELOPMENTS
      On May 13, 2005, PNC acquired Riggs National Corporation (“Riggs”), and PNC Bank, National Association, the principal banking subsidiary of PNC, acquired substantially all of the assets of Riggs Bank National Association, the principal banking subsidiary of Riggs. PNC subsequently converted the operations of Riggs Bank to the operations of PNC Bank. Prior to the acquisition, Riggs was the largest bank holding company headquartered in the nation’s capital, with fifty-one branches in the Washington, D.C. metropolitan area. At December 31, 2004, Riggs’s consolidated assets, deposits, and shareholders’ equity were approximately $6.0 billion, $3.8 billion and $318 million, respectively.
      In connection with the acquisition, Riggs shareholders received an aggregate of approximately $297 million in cash and 6.6 million shares of PNC common stock. The value of the final merger consideration to be received by Riggs shareholders was approximately $19.94 a share.

USE OF PROCEEDS
      Unless otherwise provided in the applicable prospectus supplement, we will apply the net proceeds from the sale of the securities for general corporate purposes, which may include:

•	advances to PNC (in the case of PNC Funding) and its subsidiaries to finance their activities,

•	financing of possible future acquisitions,

•	repayment of outstanding indebtedness, and

•	repurchases of issued and outstanding shares of common and/or preferred stock under authorized programs of PNC.
      Until we use the net proceeds for these purposes, we will use the net proceeds to reduce our short term indebtedness or for temporary investments. We expect that we may from time to time engage in additional financings of a character and in amounts to be determined.
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
      The following unaudited table presents our consolidated ratio of earnings to fixed charges. The consolidated ratio of earnings to fixed charges was computed by dividing income from continuing operations before fixed charges and income taxes (which excludes the income from discontinued operations and the cumulative effect of changes in accounting principles) by fixed charges. Fixed charges represent all interest expense (ratios are presented both excluding and including interest on deposits), the portion of net rental expense that is deemed to be equivalent to interest on debt, borrowed funds discount amortization expense and distributions on trust preferred capital securities. Interest expense (other than on deposits) includes interest on bank notes and senior debt, federal funds purchased, repurchase agreements, other borrowed funds and subordinated debt. Because PNC Funding is a provider of funds to PNC and its subsidiaries, fixed charges ratios are presented on a consolidated basis.

	Three Months
	Ended		Year Ended December 31,
	March 31,
	2005		2004		2003		2002		2001		2000

Excluding interest on deposits	4.57	x	5.86	x	5.53	x	5.22	x	1.74	x	2.79	x
Including interest on deposits	2.50		3.06		2.95		2.67		1.28		1.69
CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS
      The following unaudited table presents our consolidated ratio of earnings to combined fixed charges and preferred stock dividends. The consolidated ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing income from continuing operations before income taxes (which excludes the income from discontinued operations and the cumulative effect of changes in accounting principles) and fixed charges and preferred stock dividends by fixed charges and preferred stock dividends. Fixed charges represent all interest expense (ratios are presented both excluding and including interest on deposits), the portion of net rental expense that is deemed to be equivalent to interest on debt, borrowed funds discount amortization expense and distributions on trust preferred capital securities. Interest expense (other than on deposits) includes interest on bank notes and senior debt, federal funds purchased, repurchase agreements, other borrowed funds and subordinated debt.

	Three Months
	Ended		Year Ended December 31,
	March 31,
	2005		2004		2003		2002		2001		2000

Excluding interest on deposits	4.57	x	5.85	x	5.52	x	5.21	x	1.72	x	2.74	x
Including interest on deposits	2.50		3.06		2.95		2.67		1.28		1.68

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES
      This section describes the general terms and provisions of the debt securities that PNC Funding may offer, and the guarantees of those debt securities by PNC. The debt securities may be either senior debt securities, subordinated debt securities or convertible senior debt securities. The prospectus supplement will describe the specific terms of the debt securities and guarantees offered through that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities and guarantees.
      The debt securities will be issued under:

•	an indenture, dated as of December 1, 1991, as supplemented by a supplemental indenture dated as of February 15, 1993, and a second supplemental indenture dated as of February 15, 2000, a copy of which has been filed with the SEC. JPMorgan Chase Bank, N.A., the successor to The Chase Manhattan Bank, formerly known as Chemical Bank, successor by merger to the Manufacturers Hanover Trust Company, is the trustee under the indenture, unless a different trustee for a series of debt securities is named in the prospectus supplement; or

•	in the case of convertible senior debt securities, a new indenture, dated as of June 30, 2005, with JPMorgan Chase Bank, N.A., as trustee, for convertible senior debt securities.
      For each series of debt securities, a supplemental indenture may be entered into among PNC Funding, PNC and the trustee or such other trustee as may be named in the prospectus supplement relating to that series of debt securities.
      We have summarized the material terms and provisions of the indentures in this section. We encourage you to read the indentures for additional information before you buy any debt securities. The summary that follows includes references to section numbers of the indentures so that you can more easily locate these provisions. If the section reference to each indenture is the same, you will see one parenthetical reference. If the section references differ, the second parenthetical refers to the new indenture under which the convertible senior debt securities can be issued. Differences between the indentures are also discussed, where applicable. Because the convertible debt securities will be senior debt securities, the indenture under which the senior convertible debt securities may be issued does not include sections discussing subordination and the related definitions.
Debt Securities in General
      The debt securities will be unsecured obligations of PNC Funding. The indenture does not limit the amount of debt securities that we may issue from time to time in one or more series. (Section 3.01) The indenture provides that debt securities may be issued up to the principal amount authorized by us from time to time. (Section 3.01) Unless otherwise specified in the prospectus supplement for a particular series of debt securities, we may reopen a previous issue of a series of debt securities and issue additional debt securities of that series.
      We will specify in the prospectus supplement relating to a particular series of debt securities being offered the terms relating to the offering. The terms may include:

•	the title and type of the debt securities,

•	the aggregate principal amount of the debt securities,

•	the purchase price of the debt securities,

•	the date or dates on which debt securities may be issued,

•	the date or dates on which the principal of and premium on the debt securities will be payable,

•	if the debt securities will be interest bearing:

•	the interest rate on the debt securities or the method by which the interest rate may be determined,

•	the date from which interest will accrue,

•	the record and interest payment dates for the debt securities,

•	the first interest payment date,

•	any circumstances under which we may defer interest payments,

•	the place or places where the principal of, and premium and interest on, the debt securities will be payable,

•	any optional redemption provisions that would permit us or the holders of debt securities to redeem the debt securities before their final maturity,

•	any sinking fund provisions that would obligate us to redeem the debt securities before their final maturity,

•	the denominations in which the debt securities shall be issued, if issued in denominations other than $1,000 and any integral multiple thereof,

•	the portion of the principal amount of the debt securities that will be payable upon an acceleration of the maturity of the debt securities,

•	whether payment of the principal of, premium, and interest on, the debt securities will be with or without deduction for taxes, assessments or governmental charges, and with or without reimbursement of taxes, assessments or governmental charges paid by holders,

•	any events of default which will apply to the debt securities that differ from those contained in the indenture,

•	whether the debt securities will be issued in registered form or in bearer form, or in both registered form and bearer form,

•	the currency or currencies in which the debt securities will be denominated, payable, redeemable or repurchaseable,

•	whether the debt securities are convertible and the terms and conditions applicable to conversion, including the conversion price or rate at which shares of PNC common stock will be delivered, the circumstances in which such price or rate will be adjusted, the conversion period, and other conversion terms and provisions,

•	whether the debt securities of such series will be issued as a global security and, if so, the identity of the depositary for such series,

•	any trustees, paying agents, transfer agents or registrars for the debt securities,

•	any special federal income tax considerations applicable to the debt securities, and

•	any other terms of such debt securities.
      We intend for any subordinated debt securities offered to be included as regulatory capital under Federal Reserve Board interpretations.
      If any of the debt securities are sold for, or if the principal of or any interest on any series of debt securities is payable in, foreign currencies or foreign currency units, the relevant restrictions, elections, tax consequences, specific terms and other information will be set forth in the prospectus supplement.
      Although the indenture provides that we may issue debt securities in registered form, with or without coupons, or in bearer form, each series of debt securities will be issued in fully registered form unless the prospectus supplement provides otherwise. Debt securities that are not registered as to interest will have coupons attached, unless issued as original issue discount securities. The indenture under which convertible senior debt securities may be issued does not provide for the issuance of securities with coupons.
      The principal of, and premium and interest on, fully registered securities will be payable at the place of payment designated for such securities and stated in the prospectus supplement. PNC Funding also has the right to make interest payments by check mailed to the holder at the holder’s registered address. The principal of, and premium, if any, and interest on any debt securities in other forms will be payable in the manner and at the place or places as may be designated by PNC Funding and specified in the prospectus supplement. (Sections 3.01 and 5.01) (Sections 3.01 and 10.01)
      You may exchange or transfer the debt securities at the corporate trust office of the trustee for the series of debt securities or at any other office or agency maintained by us for those purposes. You may transfer bearer debt securities by delivery. We will not require payment of a service charge for any transfer or exchange of the debt securities, but PNC Funding may require payment of a sum sufficient to cover any applicable tax or other governmental charge. (Section 3.05)
      Unless the prospectus supplement provides otherwise, each series of the debt securities will be issued only in denominations of $1,000 or any integral multiple thereof and payable in dollars. (Section 3.02) Under the indenture, however, debt securities may be issued in any denomination and payable in a foreign currency or currency unit. (Section 3.01)
      We may issue debt securities with “original issue discount.” Original issue discount debt securities bear no interest or bear interest at below-market rates and will be sold below their stated principal amount. The prospectus supplement will describe any special federal income tax consequences and other special considerations applicable to any securities issued with original issue discount.
Senior Debt Securities
      The senior debt securities, including convertible senior debt securities, will rank equally with all senior indebtedness of PNC Funding. At March 31, 2005, the outstanding senior indebtedness of PNC Funding was approximately $1.8 billion.
      “Senior indebtedness of PNC Funding” means the principal of, and premium and interest on, (i) all “indebtedness for money borrowed” of PNC Funding whether outstanding on the date of execution of the indenture or thereafter created, assumed or incurred, and (ii) any deferrals, renewals or extensions of any such indebtedness. The following indebtedness of PNC Funding, however, is not considered to be senior indebtedness of PNC Funding:

•	6 7/8% Subordinated Notes Due 2007,

•	6 1/2% Subordinated Notes Due 2008,

•	6 1/8% Subordinated Notes Due 2009,

•	7.50% Subordinated Notes Due 2009, and

•	5 1/4% Subordinated Notes Due 2015.
      The term “indebtedness for money borrowed” means:

•	any obligation of, or any obligation guaranteed by, PNC Funding for the repayment of money borrowed, whether or not evidenced by bonds, debentures, notes or other written instruments,

•	any capitalized lease obligation, and

•	any deferred obligation for payment of the purchase price of any property or assets. (Section 1.01)
      There is no limitation on PNC Funding creating, incurring or issuing additional senior indebtedness.
Subordinated Debt Securities
      The subordinated debt securities will rank equally with all other unsecured subordinated indebtedness of PNC Funding. The subordinated debt securities will be subordinated in right of payment to all senior indebtedness of PNC Funding. (Section 12.01) In certain events of insolvency of PNC Funding, the subordinated debt securities will also be effectively subordinated in right of payment to all “other company obligations” and will be subject to an obligation of PNC Funding to pay any “excess proceeds” (as defined in the indenture) to creditors in respect of any unpaid “other company obligations.” (Section 12.13).
      “Other company obligations” means obligations of PNC Funding associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, or any similar arrangements, unless the instrument by which PNC Funding incurred, assumed or guaranteed the obligation expressly provides that it is subordinate or junior in right of payment to any other indebtedness or obligations of PNC Funding. (Section 1.01) At March 31, 2005, PNC Funding had $110 million of “other company obligations”.
      Upon the liquidation, dissolution, winding up, or reorganization of PNC Funding, PNC Funding must pay to the holders of all senior indebtedness of PNC Funding the full amounts of principal of, and premium and interest on, that senior indebtedness before any payment is made on the subordinated debt securities. If, after PNC Funding has made those payments on the senior indebtedness:

•	(i) there are amounts available for payment on the subordinated debt securities (as defined in the indenture, “excess proceeds”), and (ii) at such time, any creditors in respect of “other company obligations” have not received their full payments, then

•	PNC Funding shall first use such excess proceeds to pay in full all such “other company obligations” before PNC Funding makes any payment in respect of the subordinated debt securities. (Section 12.02)
      In addition, PNC Funding may not make any payment on the subordinated debt securities in the event:

•	PNC Funding has failed to make full payment of the principal of, or premium, if any, or interest on any senior indebtedness of PNC Funding, or

•	any event of default with respect to any senior indebtedness of PNC Funding has occurred and is continuing, or would occur as a result of such payment on the subordinated debt securities. (Section 12.03)
      Because of the subordination provisions and the obligation to pay excess proceeds, in the event of insolvency, holders of the subordinated debt securities may recover less, ratably, than holders of senior indebtedness of PNC Funding and “other company obligations” and other creditors of PNC Funding. (Sections 12.01, 12.02, 12.03, and 12.13)
      PNC Funding’s obligations under the subordinated debt securities will rank equally in right of payment with each other, subject to the obligations of the holders of subordinated debt securities to pay over any excess proceeds to creditors in respect of “other company obligations” as provided in the indenture. (Section 12.13)
Guarantees in General
      PNC will unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and interest on the debt securities when and as the same shall become due and payable, whether at maturity, upon redemption or otherwise. (Section 3.12) (Section 3.11)
      PNC is a holding company that conducts substantially all its operations through subsidiaries. As a result, claims of the holders of the guarantees will generally have a junior position to claims of creditors of PNC’s subsidiaries (including, in the case of any bank subsidiary, its depositors), except to the extent that PNC may itself be a creditor with recognized claims against the subsidiary. In addition, there are certain regulatory and other limitations on the payment of dividends and on loans and other transfers of funds to PNC by its bank subsidiaries.
Guarantees of Senior Debt Securities
      The guarantees of senior debt securities, including convertible senior debt securities, will rank equally with all senior indebtedness of PNC. At March 31, 2005, the outstanding senior indebtedness of PNC was approximately $1.8 billion, which as of that date consisted entirely of the guarantee of senior indebtedness of PNC Funding.
      “Senior indebtedness of PNC” means the principal of, and premium, if any, and interest on, (i) all “indebtedness for money borrowed” of PNC, whether outstanding on the date of execution of the indenture or thereafter created, assumed or incurred, and (ii) any deferrals, renewals or extensions of any such indebtedness of PNC. (Section 1.01) The following indebtedness of PNC is, however, not considered to be senior indebtedness of PNC:

•	PNC’s guarantee of the following indebtedness of PNC Funding:

•	6 7/8% Subordinated Notes Due 2007,

•	6 1/2% Subordinated Notes Due 2008,

•	6 1/8% Subordinated Notes Due 2009,

•	7.50% Subordinated Notes Due 2009, and

•	5 1/4% Subordinated Notes Due 2015.
      The term “indebtedness for money borrowed” means

•	any obligation of, or any obligation guaranteed by, PNC for the repayment of money borrowed, whether or not evidenced by bonds, debentures, notes or other written instruments,

•	any capitalized lease obligation, and

•	any deferred obligation for payment of the purchase price of any property or assets. (Section 1.01)
      “Senior indebtedness of PNC” includes PNC’s guarantee of the following senior notes of PNC Funding:

•	5.75% Senior Notes Due 2006,

•	4.2% Senior Notes Due 2008, and

•	4.5% Senior Notes Due 2010.
      “Senior indebtedness of PNC” also includes PNC’s guarantee of any outstanding commercial paper issued by PNC Funding. At March 31, 2005 PNC Funding had no outstanding commercial paper. There is no limitation under the indenture on the issuance of additional senior indebtedness of PNC.
Guarantees of Subordinated Debt Securities
      The guarantees of the subordinated debt securities (“subordinated guarantees”) will be subordinated in right of payment to all senior indebtedness of PNC. (Section 12.04) In certain events of insolvency of PNC, the subordinated guarantees will also be effectively subordinated in right of payment to all “other guarantor obligations” (as defined in the indenture). (Section 12.05) “Other guarantor obligations” means obligations of PNC associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts or any similar arrangements, unless the instrument by which PNC incurred, assumed or guaranteed the obligation expressly provides that it is subordinate or junior in right of payment to any other indebtedness or obligations of PNC. (Section 1.01) At March 31, 2005, there were no “other guarantor obligations” of PNC.
      Upon the liquidation, dissolution, winding up, or reorganization of PNC, PNC must pay to the holders of all senior indebtedness of PNC the full amounts of principal of, and premium and interest on, that senior indebtedness before any payment is made on the subordinated debt securities. If, after PNC has made those payments on the senior indebtedness:

•	(i) there are amounts available for payment on the subordinated debt securities (as defined in the indenture, “excess proceeds”), and (ii) at such time, any creditors in respect of “other guarantor obligations” have not received their full payments, then

•	PNC shall first use such excess proceeds to pay in full all such “other guarantor obligations” before PNC makes any payment in respect of the subordinated debt securities. (Section 12.05)
      In addition, PNC may not make any payment on the subordinated debt securities in the event:

•	PNC has failed to make full payment of the principal of, or premium, if any, or interest on any senior indebtedness of PNC, or

•	any event of default with respect to any senior indebtedness of PNC has occurred and is continuing, or would occur as a result of such payment on the subordinated debt securities. (Section 12.06)
      Because of the subordination provisions and the obligation to pay excess proceeds, in the event of insolvency, holders of subordinated guarantees of PNC may recover less, ratably, than holders of senior indebtedness of PNC, “other guarantor obligations” and existing guarantor subordinated indebtedness (as defined in the indenture) and other creditors of PNC. (Section 3.12, 12.04, 12.05, 12.06 and 12.14)
      As provided in the indenture, in the event of insolvency of PNC, the holders of the subordinated guarantees are subject to an obligation to pay any excess proceeds to creditors in respect of any unpaid “other guarantor obligations” (as defined in the indenture).
      The subordinated guarantees will also rank equally in right of payment with PNC’s guarantee of the following subordinated notes of PNC Funding:

•	6 7/8% Subordinated Notes Due 2007,

•	6 1/2% Subordinated Notes Due 2008,

•	6 1/8% Subordinated Notes Due 2009,

•	7.50% Subordinated Notes Due 2009, and

•	5 1/4% Subordinated Notes Due 2015.
      As with holders of the subordinated guarantees, the holders of the foregoing guarantees of the subordinated notes of PNC Funding are subject to an obligation to pay any excess proceeds to creditors in respect of any unpaid “other guarantor obligations.” Therefore, in the event of insolvency of PNC, holders of the subordinated guarantees will recover the same, ratably, as holders of PNC’s guarantees of such subordinated notes of PNC Funding.
      PNC’s junior subordinated debentures, discussed on pages 23 and 26, rank junior to the subordinated guarantees.
Effect of Subordination Provisions
      By reason of the subordination provisions described above and as described more fully in the applicable prospectus supplement, in the event of insolvency of PNC Funding, holders of subordinated notes may recover less, ratably, than holders of senior indebtedness of PNC Funding and “other company obligations.” Holders of subordinated notes may also recover less, ratably, than other creditors of PNC Funding. Similarly, holders of subordinated guarantees may recover less, ratably, than holders of senior indebtedness of PNC and “other guarantor obligations,” and may also recover less, ratably, than holders of other creditors of PNC.
Certain Covenants
      The indenture contains certain covenants that impose various restrictions on us and, as a result, afford the holders of debt securities certain protections. Although statements have been included in this prospectus as to the general purpose and effect of the covenants, investors must review the full text of the covenants to be able to evaluate meaningfully the covenants.

Restriction on Sale or Issuance of Voting Stock of a Principal Subsidiary Bank
      The covenant described below is designed to ensure that, for so long as any senior debt securities or convertible senior debt securities are issued and outstanding, PNC will continue directly or indirectly to own and thus serve as the holding company for its “principal subsidiary banks.” When we use the term “principal subsidiary banks,” we mean each of:

•	PNC Bank, National Association (“PNC Bank”),

•	any other subsidiary bank the consolidated assets of which constitute 20% or more of the consolidated assets of PNC and its subsidiaries,

•	any other subsidiary bank designated as a principal subsidiary bank by the board of directors of PNC, or

•	any subsidiary that owns any voting shares or certain rights to acquire voting shares of any principal subsidiary bank, and their respective successors, provided any such successor is a subsidiary bank or a subsidiary, as appropriate.
      As of the date hereof, our only principal subsidiary banks are PNC Bank and its parent, PNC Bancorp, Inc.
      The indenture prohibits PNC, unless debtholder consent is obtained from the holders of senior debt securities and convertible senior debt securities, from:

•	selling or otherwise disposing of, and permitting a principal subsidiary bank to issue, voting shares or certain rights to acquire voting shares of a principal subsidiary bank,

•	permitting the merger or consolidation of a principal subsidiary bank with or into any other corporation, or

•	permitting the sale or other disposition of all or substantially all the assets of any principal subsidiary bank, if, after giving effect to any one of such transactions and the issuance of the maximum number of voting shares issuable upon the exercise of all such rights to acquire voting shares of a principal subsidiary bank, PNC would own directly or indirectly less than 80% of the voting shares of such principal subsidiary bank.
      These restrictions do not apply to:

•	transactions required by any law, or any regulation or order of any governmental authority,

•	transactions required as a condition imposed by any governmental authority to the acquisition by PNC, directly or indirectly, or any other corporation or entity if thereafter,

•	PNC would own at least 80% of the voting shares of the other corporation or entity,

•	the consolidated banking assets of PNC would be at least equal to those prior thereto, and

•	the board of directors of PNC shall have designated the other corporation or entity a principal subsidiary bank,

•	transactions that do not reduce the percentage of voting shares of such principal subsidiary bank owned directly or indirectly by PNC, and

•	transactions where the proceeds are invested within 180 days after such transaction in any one or more subsidiary banks.
      The indenture, however, does permit the following:

•	the merger of a principal subsidiary bank with and into a principal subsidiary bank or PNC,

•	the consolidation of principal subsidiary banks into a principal subsidiary bank or PNC, or

•	the sale or other disposition of all or substantially all of the assets of any principal subsidiary bank to another principal subsidiary bank or PNC, if, in any such case in which the surviving, resulting or acquiring entity is not PNC, PNC would own, directly or indirectly, at least 80% of the voting shares of the principal subsidiary bank surviving such merger, resulting from such consolidation or acquiring such assets. (Section 5.06) (Section 10.06)

Ownership of PNC Funding
      The indenture contains a covenant that, so long as any of the debt securities are outstanding, PNC will continue to own, directly or indirectly, all of the outstanding voting shares of PNC Funding. (Section 5.07) (Section 10.07)

Restriction on Liens
      The purpose of the restriction on liens covenant is to preserve PNC’s direct or indirect interest in voting shares of principal subsidiary banks free of security interests of other creditors. The covenant permits certain specified liens and liens where the senior debt securities are equally secured. The indenture prohibits PNC and its subsidiaries from creating or permitting any liens (other than certain tax and judgment liens) upon voting shares of any principal subsidiary bank to secure indebtedness for borrowed money unless the senior debt securities are equally and ratably secured. Notwithstanding this prohibition, PNC may create or permit the following:

•	purchase money liens and liens on voting shares of any principal subsidiary bank existing at the time such voting shares are acquired or created within 120 days thereafter,

•	the acquisition of any voting shares of any principal subsidiary bank subject to liens at the time of acquisition or the assumption of obligations secured by a lien on such voting shares,

•	under certain circumstances, renewals, extensions or refunding of the liens described in the two preceding bullets, and

•	liens to secure loans or other extensions of credit under Section 23A of the Federal Reserve Act or any successor or similar federal law or regulation. (Section 5.08) (Section 10.08)

Consolidation or Merger
      The covenant described below protects the holders of debt securities upon certain transactions involving PNC Funding or PNC by requiring any successor to PNC Funding or PNC to assume the predecessor’s obligations under the indenture. In addition, the covenant prohibits such transactions if they would result in an event of default, a default or an event which could become an event of default or a default under the indenture. PNC Funding or PNC may consolidate with, merge into, or transfer substantially all of its properties to, any other corporation organized under the laws of any domestic jurisdiction, if:

•	the successor corporation assumes all obligations of PNC Funding or PNC, as the case may be, under the debt securities and the guarantees and under the indenture and for convertible debt securities provides for conversion rights in accordance with the terms of the indenture,

•	immediately after the transaction, no event of default or default, and no event which, after notice or lapse of time, would become an event of default or default, exists, and

•	certain other conditions are met. (Sections 10.01 and 10.03) (Sections 8.01 and 8.03)
      The indenture does not limit our ability to enter into a highly leveraged transaction or provide you with any special protection in the event of such a transaction.

Modification and Waiver
      We and the trustee may modify the indenture with the consent of the holders of the majority in aggregate principal amount of outstanding debt securities of each series affected by the modification. The following modifications and amendments, however, will not be effective against any holder without the holder’s consent:

•	change the stated maturity of any payment of principal or interest,

•	reduce the principal amount of, or the premium, if any, or the interest on such debt security,

•	reduce the portion of the principal amount of an original issue discount debt security, payable upon acceleration of the maturity of that debt security,

•	change the place or places where, or the currency in which, any debt security or any premium or interest is payable,

•	impair the right of the holder to institute suit for the enforcement of any payment on or with respect to any debt security,

•	reduce the percentage in principal amount of debt securities necessary to modify the indenture or the percentage in principal amount of outstanding debt securities necessary to waive compliance with conditions and defaults under the indenture, or

•	modify or affect the terms and conditions of the guarantees in any manner adverse to the holder. (Section 9.02)
      We and the trustee may modify and amend the indenture without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the succession of another corporation to PNC Funding or PNC,

•	to provide for the acceptance of appointment of a successor trustee,

•	to add to the covenants of PNC Funding or PNC for the benefit of the holders of debt securities,

•	to cure any ambiguity, defect or inconsistency in the indenture, if such action does not adversely affect the holders of debt securities in any material respect,

•	to secure the debt securities under applicable provisions of the indenture,

•	to establish the form or terms of debt securities,

•	to permit the payment in the United States of principal, premium or interest on unregistered securities, or

•	to provide for the issuance of uncertificated debt securities in place of certificated debt securities. (Section 9.01)
      In addition, the holders of a majority in principal amount of outstanding debt securities of any series may, on behalf of all holders of that series, waive compliance with certain covenants, including those described under the captions above entitled “Restriction on Sale or Issuance of Voting Stock of a Principal Subsidiary Bank,” “Ownership of PNC Funding” and “Restriction on Liens.” (Section 5.09) (Section 10.09) No waiver by the holders of any series of subordinated debt securities is required with respect to the covenant described under the caption above entitled “Restriction on Sale or Issuance of Voting Stock of a Principal Subsidiary Bank.” (Section 5.10) Covenants concerning the payment of principal, premium, if any, and interest on the debt securities, compliance with the terms of the indenture, maintenance of an agency, and certain monies held in trust may only be waived pursuant to a supplemental indenture executed with the consent of each affected holder of debt securities. The covenant concerning certain reports required by federal law may not be waived.

Events of Default, Defaults, Waivers
      The indenture defines an event of default with respect to any series of senior debt securities as being any one of the following events unless such event is specifically deleted or modified in connection with the establishment of the debt securities of a particular series:

•	failure to pay interest on such series for 30 days after the payment is due,

•	failure to pay the principal of or premium, if any, on such series when due,

•	failure to deposit any sinking fund payment with respect to such series when due,

•	failure to perform any other covenant or warranty in the indenture that applies to such series for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture,

•	the occurrence of certain events relating to bankruptcy, insolvency or reorganization of either of us or any principal subsidiary bank, or

•	any other event of default specified in the supplemental indenture under which such senior debt securities are issued or in the form of security for such securities. (Section 7.01(a)) (Section 5.01)
      The indenture defines an event of default with respect to any series of subordinated debt securities as certain events involving the bankruptcy or reorganization of PNC or any principal subsidiary bank, or any other event of default specified in the supplemental indenture under which such subordinated debt securities are issued or in the form of securities for such series. (Section 7.01(b)) There is no right of acceleration in the case of events involving the bankruptcy, insolvency or reorganization of PNC Funding or of a default in the payment of principal, interest, premium, if any, or any sinking fund payment with respect to a series of subordinated debt securities or in the case of a default in the performance of any other covenant of PNC Funding or PNC in the indenture. Accordingly, payment of principal of any series of subordinated debt may be accelerated only in the case of the bankruptcy or reorganization of PNC or any principal subsidiary bank.
      If an event of default occurs and is continuing with respect to any series of debt securities, either the trustee or the holders of at least 25% in principal amount of outstanding debt securities of that series may declare the principal of such series (or if debt securities of that series are original issue discount securities, a specified amount of the principal) to be due and payable immediately. Subject to certain conditions, the holders of a majority in principal amount of the outstanding debt securities of such series may rescind such declaration and waive certain defaults. Prior to any declaration of acceleration, the holders of a majority in principal amount of the outstanding debt securities of the applicable series may waive any past default or event of default, except a payment default, or a past default or event of default in respect of a covenant or provision of the indenture which cannot be modified without the consent of the holder of each outstanding debt security affected. (Sections 7.02, 7.08 and 7.13) (Sections 5.02, 5.08 and 5.13)
      The indenture defines a default with respect to any series of subordinated debt securities as being any one of the following events unless such event is specifically deleted or modified in connection with the establishment of the debt securities of a particular series:

•	failure to pay interest on such series for 30 days after the payment is due,

•	failure to pay the principal of or premium, if any, on such series when due,

•	failure to perform any other covenant or warranty in the indenture that applies to such series for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture,

•	any other event of default specified in the supplemental indenture under which such subordinated debt securities are issued or in the form of security for such securities, or

•	events involving the bankruptcy, insolvency or reorganization of PNC Funding. (Section 7.01(c))

      A breach of the covenant described under the caption above entitled “Restriction on Sale or Issuance of Voting Stock of a Principal Subsidiary Bank” will not result in a default with respect to any series of subordinated debt securities. (Sections 7.01(b) and (c))
      Other than its duties in the case of an event of default or a default, the trustee is not obligated to exercise any of the rights or powers in the indenture at the request or direction of holders of debt securities unless such holders offer the trustee reasonable security or indemnity. If reasonable indemnification is provided, then, subject to the other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to debt securities of such series. (Sections 8.03 and 7.12) (Sections 6.03 and 5.12)
      The indenture provides that if default is made on payment of interest and continues for a 30 day period or if default is made on payment of principal of any debt security of any series, PNC Funding will, upon demand of the trustee, pay to it, for the benefit of the holder of any such debt security, the whole amount then due and payable on such debt security for principal and interest. The indenture further provides that if PNC Funding fails to pay such amount immediately upon such demand, the trustee may, among other things, institute a judicial proceeding for its collection. (Section 7.03) (Section 5.03)
      The indenture requires us to furnish annually to the trustee certificates as to the absence of any default under the indenture. The trustee may withhold notice to the holders of debt securities of any default (except in payment of principal, premium, if any, interest or sinking fund installment) if the trustee determines that the withholding of the notice is in the interest of those holders. (Sections 5.04 and 8.02) (Sections 10.04 and 6.02)
      The holder of any debt security of any series may institute any proceeding with respect to the indenture or for any remedy thereunder if:

•	a holder previously has given the trustee written notice of a continuing event of default or default with respect to debt securities of that series,

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series have made a written request, and offered reasonable indemnity, to the trustee to institute such proceeding,

•	the trustee has not received directions inconsistent with such request from the holders of a majority in principal amount of the outstanding debt securities of that series, and

•	the trustee has not started such proceeding within 60 days after receiving the request. (Section 7.07) (Section 5.07)
      The holder of any debt security will have, however, an absolute right to receive payment of the principal of, and premium, if any, and interest on such debt security when due and to institute suit to enforce any such payment. (Section 7.08) (Section 5.08)
Convertibility
      The convertible senior debt securities may, at the option of the holder, be converted into common stock of PNC in accordance with the term of such series. You should refer to the applicable prospectus supplement for a description of the specific conversion provisions and terms of any series of convertible senior debt securities that we may offer by that prospectus supplement. These terms and provisions may include:

•	the title and specific designation of the convertible debt securities;

•	the terms and conditions upon which conversion of the convertible debt securities may be effected, including the conversion price or rate, the conversion period and other conversion provisions;

•	any circumstances in which the conversion price or rate will be adjusted;

•	the terms and conditions on which we may, or may be required to, redeem the convertible debt securities;

•	the place or places where we must pay the convertible debt securities and where any convertible debt securities issued in registered form may be sent for transfer, conversion or exchange; and

•	any other terms of the convertible debt securities and any other deletions from or modifications or additions to the indenture in respect of the convertible debt securities.
Defeasance
      Senior and Subordinated Debt Securities Other than Convertible Senior Debt Securities. In the case of debt securities other than convertible senior debt securities and except as may otherwise be provided in any applicable prospectus supplement, the indenture provides that we will be discharged from our obligations under the debt securities of a series at any time prior to the stated maturity or redemption thereof when we have irrevocably deposited in trust with the trustee money and/or government securities which through the payment of principal and interest in accordance with their terms will provide sufficient funds, without reinvestment, to repay in full the debt securities of such series. Deposited funds will be in the currency or currency unit in which the debt securities are denominated. Deposited government securities will be direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the government which issued the currency in which the debt securities are denominated, and which are not subject to prepayment, redemption or call. Upon such discharge, the holders of the debt securities of such series will no longer be entitled to the benefits of the indenture, except for the purposes of registration of transfer and exchange of the debt securities of such series, and replacement of lost, stolen or mutilated debt securities, and may look only to such deposited funds or obligations for payment. (Sections 11.01 and 11.02)
      For federal income tax purposes, the deposit and discharge may, depending on a variety of factors, result in a taxable gain or loss being recognized by the holders of the affected debt securities. You are urged to consult your own tax advisers as to the specific consequences of such a deposit and discharge, including the applicability and effect of tax laws other than federal income tax laws.
      Convertible Senior Debt Securities. We may choose to defease the convertible senior debt securities in one of two ways as follows. If we do so choose, we will state that in the prospectus supplement.
      (1) Full Defeasance. We may terminate or “defease” our obligations under the indenture of any series of convertible senior debt securities, provided that certain conditions are met, including:

•	we must irrevocably deposit in trust for the benefit of all holders, a combination of U.S. dollars or U.S. government obligations, specified in the applicable prospectus supplement, that will generate enough cash to make interest, principal and any other payments on the debt securities on their applicable due dates;

•	there must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on your security any differently than if we did not make the deposit and just repaid the security. Under current tax law you could recognize gain or loss; and

•	an opinion of independent counsel shall have been delivered to the trustee to the effect that the holders of the debt securities of such series will have no federal income tax consequences as a result of such deposit and termination and that if the securities are listed on the NYSE they will not be delisted.
      If we ever fully defease your debt security, you will have to rely solely on the trust deposit for payments on your debt security. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. Your right to convert your debt security remains after defeasance.
      (2) Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants relating to your debt security. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay your debt security. In order to achieve covenant defeasance, we must do the following:

•	deposit in trust for the benefit of the holders of the debt securities a combination of U.S. dollars and U.S. government obligations specified in the applicable prospectus supplement, that will generate enough cash to make interest, principal and any other payments on the debt securities on their applicable due dates; and

•	deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on your debt security any differently than if we did not make the deposit and just repaid the debt security ourselves. (Sections 13.01-13.06)
Governing Law
      The indenture provides that the debt securities and the guarantees will be governed by, and construed, in accordance with, the laws of the Commonwealth of Pennsylvania. (Section 1.13) (Section 1.12)
Global Securities

Book-Entry System
      We may issue the debt securities of a series in whole or in part in the form of a global security that will be deposited with a depositary. The depositary will be The Depository Trust Company (“DTC”), unless otherwise identified in the prospectus supplement relating to the series. A global security may be issued as either a registered or unregistered security and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities in definitive form represented thereby, a global security may not be transferred except as a whole by the depositary for such global security or any nominee thereof to a successor of such depositary or a nominee of such successor. (Section 2.05).
      If DTC is the depositary for a series of debt securities, the series will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully registered global security will be issued for the series of debt securities, in the aggregate principal amount of the series, and will be deposited with DTC. If, however, the aggregate principal amount of the series of debt securities exceeds $400 million, one global security will be issued with respect to each $400 million of principal amount and an additional global security will be issued with respect to any remaining principal amount of the series.
      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (“direct participants”) deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers (NASD). Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). The rules applicable to DTC and its participants are on file with the SEC. Purchases of a series of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security (“beneficial owner”) is in turn to be recorded on the direct participants’ and indirect participants’

records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of the direct participants or indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in the global security or global securities, except in the event that use of the book-entry system for the series of debt securities is discontinued.
      To facilitate subsequent transfers, all global securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has advised us that DTC will have no knowledge of the actual beneficial owners of the global securities, and that DTC’s records reflect only the identity of the direct participants to whose accounts global securities are credited, which may or may not be the beneficial owners. The direct participants and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.
      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
      To the extent any series of debt securities is redeemable, redemption notices will be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed. The applicable prospectus supplement for a series of debt securities will indicate whether such series is redeemable.
      To the extent applicable, neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to any global securities deposited with it. Under its usual procedures, DTC will mail an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).
      Principal and interest payments on the global securities deposited with DTC will be made to Cede & Co., as nominee of DTC, or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from the issuer, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as in the case of securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such participant and not DTC or PNC Funding, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) will be the responsibility of the trustee, who unless otherwise indicated in the applicable prospectus supplement, will be PNC Funding’s paying agent. Disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to beneficial owners will be the responsibility of direct participants and indirect participants. None of PNC Funding, PNC, the trustee, any paying agent, or the registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security or global securities for any series of debt securities or for maintaining, supervising or reviewing any records relating to such beneficial interests.
      If DTC is at any time unwilling, unable or ineligible to continue as the depositary and a successor depositary is not appointed by PNC Funding within 90 days, PNC Funding will issue certificated debt securities for each series in definitive form in exchange for each global security. If PNC Funding determines not to have a series of debt securities represented by a global security, which it may do, it will issue certificated debt securities for such series in definitive form in exchange for the global security. In either instance, a beneficial owner will be entitled to physical delivery of certificated debt securities for such series in definitive form equal in principal amount to such beneficial owner’s beneficial interest in the global security and to have such certificated debt securities for such series registered in such beneficial owner’s name. Certificated debt securities so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.
      Beneficial interests in the global debt securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. If so stated in the relevant prospectus supplement, beneficial owners may elect to hold interests in the debt securities through either DTC (in the United States) or Clearstream Banking S.A., or “Clearstream, Luxembourg” formerly Cedelbank, or through Euroclear Bank S.A./ N.V., as operator of the Euroclear System, or “Euroclear” (in Europe), either directly if they are participants of such systems or indirectly through organizations that are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.
      Clearstream, Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a bank. Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in over 30 countries. As a bank, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream, Luxembourg customers are recognized financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, and may include the underwriters. Clearstream’s U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream, Luxembourg customers either directly or indirectly.
      Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfer of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear Bank S.A./ N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
      The Euroclear Operator has advised us as follows: Under Belgian law, beneficial owners that are credited with securities on the records of the Euroclear Operator have a co-proprietary right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all participants credited with such interests in securities on the Euroclear Operator’s records, all participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit. Euroclear has further advised that beneficial owners that acquire, hold and transfer interests in the debt securities by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.
      Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.
      We have provided the descriptions of the operations and procedures of DTC set forth in “Book-Entry System” and elsewhere herein, and the descriptions of the operations and procedures of DTC, Clearstream, Luxembourg and Euroclear solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. We and the paying agent do not take any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream, Luxembourg and Euroclear or their participants directly to discuss these matters.
      The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the debt securities represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in debt securities represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.
      Neither we nor the principal paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of debt securities by DTC, Clearstream, Luxembourg, or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the debt securities.
      Distributions on the debt securities held beneficially through Clearstream, Luxembourg, will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.
      Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipt of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.
      Distributions on the debt securities held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.
      Any other or differing terms of the depositary arrangement will be described in the prospectus supplement relating to a series of debt securities.

Clearance and Settlement Procedures
      Unless otherwise mentioned in the relevant prospectus supplement, initial settlement for the debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream, Luxembourg customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
      Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.
      Because of time-zone differences, credits of the debt securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following DTC settlement date. Such credits or any transactions in the debt securities settled during such processing will be reported to the relevant Clearstream, Luxembourg customers or Euroclear participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of the debt securities by or through a Clearstream, Luxembourg customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.
      Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures to facilitate transfers of the debt securities among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.
Bearer Debt Securities
      If we ever issue bearer debt securities, the applicable prospectus supplement will describe all of the special terms and provisions of debt securities in bearer form, and the extent to which those special terms and provisions are different from the terms and provisions that are described in this prospectus, which generally apply to debt securities in registered form, and will summarize provisions of the indenture that relate specifically to bearer debt securities.
Regarding the Trustee
      In the ordinary course of business, we may maintain lines of credit with one or more trustees for a series of debt securities and the principal subsidiary banks and other subsidiary banks may maintain deposit accounts and conduct other banking transactions with one or more trustees for a series of debt securities.
Trustee’s Duty to Resign Under Certain Circumstances
      PNC Funding may issue both senior and subordinated debt securities under the indenture. Because the subordinated debt securities will rank junior in right of payment to the senior debt securities, the occurrence of a default under the indenture with respect to the subordinated debt securities or any senior debt securities could create a conflicting interest under the Trust Indenture Act of 1939, as amended, with respect to any trustee who serves as trustee for both senior and subordinated debt securities. In addition, upon the occurrence of a default under the indenture with respect to any series of debt securities the trustee of which maintains banking relationships with PNC Funding or PNC, such trustee would have a conflicting interest under the Trust Indenture Act as a result of such business relationships. If a default has not been cured or waived within

90 days after the trustee has or acquires a conflicting interest, the trustee generally is required by the Trust Indenture Act to eliminate such conflicting interest or resign as trustee with respect to the subordinated debt securities or the senior debt securities. In the event of the trustee’s resignation, we will promptly appoint a successor trustee with respect to the affected securities.
DESCRIPTION OF COMMON STOCK
      As of the date of the prospectus, PNC is authorized to issue 800,000,000 shares of common stock. At March 31, 2005, PNC had 352,822,767 shares of common stock issued and 70,067,711 shares held in treasury resulting in outstanding shares of 282,755,056.
      The following summary is not complete. You should refer to the applicable provisions of PNC’s articles of incorporation, including the statements with respect to shares pursuant to which the outstanding series of preferred stock were issued and any additional series may be issued and to the Pennsylvania Business Corporation Law for a complete statement of the terms and rights of the common stock.
      Holders of common stock are entitled to one vote per share on all matters submitted to shareholders. Holders of common stock have neither cumulative voting rights nor any preemptive rights for the purchase of additional shares of any class of stock of PNC, and are not subject to liability for further calls or assessments. The common stock does not have any sinking fund, conversion or redemption provisions.
      Holders of common stock may receive dividends when declared by the Board of Directors of PNC out of funds legally available to pay dividends. The Board of Directors may not pay or set apart dividends on common stock until dividends for all past dividend periods on any series of outstanding preferred stock have been paid or declared and set apart for payment.
      As of March 31, 2005, PNC had outstanding $872 million of junior subordinated debentures with various interest rates and maturities. The terms of these debentures permit PNC to defer interest payments on the debentures for up to five years. If PNC defers interest payments on these debentures, PNC may not during the deferral period:

•	declare or pay any cash dividends on any of its common stock,

•	redeem any of its common stock,

•	purchase or acquire any of its common stock, or

•	make a liquidation payment on any of its common stock.
      In the event of dissolution or winding up of the affairs of PNC, holders of common stock will be entitled to share ratably in all assets remaining after payments to all creditors and payments required to be made in respect of outstanding preferred stock (including accrued and unpaid dividends thereon) have been made.
      The Board of Directors of PNC may, except as otherwise required by applicable law or the rules of the New York Stock Exchange, cause the issuance of authorized shares of common stock without shareholder approval to such persons and for such consideration as the Board of Directors may determine in connection with acquisitions by PNC or for other corporate purposes.
      Computershare Services, LLC Chicago, Illinois, is the transfer agent and registrar for PNC’s common stock. The shares of common stock are listed on the New York Stock Exchange under the symbol “PNC.” The outstanding shares of common stock are, and the shares offered by this prospectus and the applicable prospectus supplement will be, validly issued, fully paid and nonassessable, and the holders of the common stock are not and will not be subject to any liability as shareholders.
Rights Plan
      On May 15, 2000, the Board of Directors of PNC adopted a shareholder rights plan providing for the distribution of one preferred share purchase right for each outstanding share of common stock on May 25, 2000. New rights automatically accompany any shares of common stock PNC issues after May 25, 2000 until the “Distribution Date” described below. For example, holders of our convertible preferred stock, convertible debentures and stock options will receive the rights when they convert or exercise.
      Once the rights become exercisable, each right will allow its holder to purchase from PNC one one-thousandth of a share of Series G Junior Participating Preferred Stock for $180. This portion of a preferred share will give the shareholder approximately the same dividend, voting, and liquidation rights as would one share of PNC common stock. Prior to exercise, the rights do not give their holders any dividend, voting, or liquidation rights. The rights have certain features that do not become exercisable until a person or group becomes an “Acquiring Person” by obtaining beneficial ownership of 10% or more of PNC’s outstanding common stock. The features are described below.
      The rights only become exercisable:

•	10 days after the public announcement that a person or group has become an Acquiring Person or, if earlier,

•	10 business days (or later date determined by PNC’s Board before any person or group becomes an Acquiring Person) after a person or group begins a tender or exchange offer which, if completed, would result in that person or group becoming an Acquiring Person.
      We refer to the date when the rights become exercisable as the “Distribution Date.” Until that date, the common stock certificates that represent shares of PNC common stock will also evidence the rights, and any transfer of shares of PNC common stock will also constitute a transfer of rights. After that date, the rights would separate from the PNC common stock and be evidenced by rights certificates that PNC would mail to all eligible holders of PNC common stock. Any rights held by an Acquiring Person would be void and could not be exercised.
      Once a person or group becomes an Acquiring Person all holders of rights except the Acquiring Person may, for $180 per right, purchase shares of PNC common stock (or equivalent preferred stock) with a market value of $360, based on the market price of the PNC common stock prior to the acquisition. If PNC is later acquired in a merger or similar transaction after the Distribution Date, all holders of rights except the Acquiring Person may, for $180 per right, purchase shares of the acquiring corporation with a market value of $360, based on the market price of the acquiring corporation’s stock prior to the merger.
      PNC’s Board may redeem the rights for $0.01 per right at any time before any person or group becomes an Acquiring Person. If PNC’s Board redeems any rights, it must redeem all of the rights. Once the rights are redeemed, the only right of the holders of rights will be to receive the redemption price of $0.01 per right. The redemption price will be adjusted if PNC has a stock split or stock dividends of PNC common stock.
      After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of PNC’s outstanding common stock, PNC’s Board may extinguish the rights by exchanging one share of PNC common stock (or equivalent preferred stock) for each right, other than rights held by the Acquiring Person.
      The terms of the rights agreement may be amended by our Board without the consent of the holders of the rights. After a person or group becomes an Acquiring Person, our Board may not amend the agreement in a way that adversely affects holders of the rights. The rights will expire on May 25, 2010.
Other Provisions
      PNC’s articles of incorporation and bylaws contain various provisions that may discourage or delay attempts to gain control of PNC. PNC’s bylaws include provisions:

•	authorizing the board of directors to fix the size of the board between five and 36 directors,

•	authorizing directors to fill vacancies on the board occurring between annual shareholder meetings, including vacancies resulting from an increase in the number of directors,

•	authorizing only the board of directors, the Chairman of the board, PNC’s President and a Vice Chairman of the board to call a special meeting of shareholders, and

•	authorizing a majority of the board of directors to alter, amend, add to or repeal the bylaws.
      PNC’s articles of incorporation vest the authority to make, amend and repeal the bylaws in the board of directors, subject to the power of its shareholders to change any such action.
      The Pennsylvania “anti-takeover” statutes allow Pennsylvania corporations to elect to either be covered or not be covered by certain of these statutes.
      PNC has elected in its bylaws not to be covered by Title 15 of the Pennsylvania consolidated statutes governing “control-share acquisitions” and “disgorgement by certain controlling shareholders following attempts to acquire control.” However, the following provisions of Title 15 of the Pennsylvania consolidated statutes apply to PNC:

•	shareholders are not entitled to call a special meeting (Section 2521),

•	unless the articles of incorporation provided otherwise, action by shareholder consent must be unanimous (Section 2524),

•	shareholders are not entitled to propose an amendment to the articles of incorporation (Section 2535),

•	certain transactions with interested shareholders (such as mergers or sales of assets between the company and a shareholder) where the interested shareholder is a party to the transaction or is treated differently from other shareholders require approval by a majority of the disinterested shareholders (Section 2538),

•	a five year moratorium exists on certain business combinations with a 20% or more shareholder (Sections 2551-2556), and

•	shareholders have a right to “put” their shares to a 20% shareholder at a “fair value” for a reasonable period after the 20% stake is acquired (Sections 2541-2547).
      In addition, in certain instances the ability of PNC’s board to issue authorized but unissued shares of common stock and preferred stock may have an anti-takeover effect.
      Existence of the above provisions could result in PNC being less attractive to a potential acquiror, or result in PNC shareholders receiving less for their shares of common stock than otherwise might be available if there is a takeover attempt.
DESCRIPTION OF PREFERRED STOCK
      This section describes the general terms and provisions of PNC’s preferred stock that may be offered by this prospectus. The prospectus supplement will describe the specific terms of the series of the preferred stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that series of preferred stock.
      We have summarized the material terms and provisions of the preferred stock in this section. We have also filed PNC’s articles of incorporation and the form of certificate of designations for each series of preferred stock, which we will refer to as the “certificate of designations” as exhibits to the registration statement. You should read PNC’s articles of incorporation and the certificate of designations relating to the applicable series of the preferred stock for additional information before you buy any preferred stock.
General
      The Board of Directors of PNC (the “PNC board”) is authorized without further shareholder action to cause the issuance, as of March 31, 2005, of up to 16,212,800 additional shares of preferred stock. This amount excludes shares of preferred stock reserved for issuance in connection with PNC’s shareholder rights plan described above. Any additional preferred stock (other than the Series G associated with the shareholder rights plan whose terms are designated in the rights agreement) may be issued in one or more series, each with the preferences, limitations, designations, conversion or exchange rights, voting rights, dividend rights, redemption provisions, voluntary and involuntary liquidation rights and other rights as the PNC board may determine at the time of issuance.
      The rights of the holders of PNC’s common stock are subject to any rights and preferences of the outstanding series of preferred stock and the preferred stock offered in this prospectus. In addition, the rights of the holders of PNC’s common stock and any outstanding series of PNC’s preferred stock, would be subject to the rights and preferences of any additional shares of preferred stock, or any series thereof, which might be issued in the future.
      The existence of authorized but unissued preferred stock could have the effect of discouraging an attempt to acquire control of PNC. For example, preferred stock could be issued to persons, firms or entities known to be friendly to management.
      As of March 31, 2005, PNC had outstanding $872 million of junior subordinated debentures with various interest rates and maturities. The terms of these debentures permit PNC to defer interest payments on the debentures for up to five years. If PNC defers interest payments on these debentures, PNC may not during the deferral period:

•	declare or pay any cash dividends on any of its preferred stock,

•	redeem any of its preferred stock,

•	purchase or acquire any of its preferred stock, or

•	make a liquidation payment on any of its preferred stock.
Preferred Stock Offered Herein

General
      The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, the shares of each series of preferred stock will upon issuance rank on parity in all respects with PNC’s currently existing series of preferred stock, described below, and each other series of preferred stock of PNC outstanding at that time. Holders of the preferred stock will have no preemptive rights to subscribe for any additional securities that may be issued by PNC. Unless otherwise specified in the applicable prospectus supplement, Computershare Investor Services, LLC, Chicago, IL, will be the transfer agent and registrar for the preferred stock.
      Because PNC is a holding company, its rights and the rights of holders of its securities, including the holders of preferred stock, to participate in the assets of any PNC subsidiary upon its liquidation or recapitalization will be subject to the prior claims of such subsidiary’s creditors and preferred shareholders, except to the extent PNC may itself be a creditor with recognized claims against such subsidiary or a holder of preferred shares of such subsidiary.
      PNC may elect to offer depositary shares evidenced by depositary receipts. If PNC so elects, each depositary share will represent a fractional interest (to be specified in the prospectus supplement relating to the particular series of preferred stock) in a share of a particular series of the preferred stock issued and deposited with a depositary (as defined below). For a further description of the depositary shares, you should read “Description of Depositary Shares” below.

Dividends
      The holders of the preferred stock will be entitled to receive dividends, if declared by the PNC board or a duly authorized committee thereof. The applicable prospectus supplement will specify the dividend rate and dates on which dividends will be payable. The rate may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. PNC will pay dividends to the holders of record as they appear on the stock books of PNC on the record dates fixed by the PNC board or a duly authorized committee thereof. PNC may pay dividends in the form of cash, preferred stock (of the same or a different series) or common stock of PNC, in each case as specified in the applicable prospectus supplement.
      Any series of preferred stock will, with respect to the priority of payment of dividends, rank senior to all classes of common stock and any class of stock PNC issues that specifically provides that it will rank junior to such preferred stock in respect to dividends, whether or not the preferred stock is designated as cumulative or noncumulative.
      The applicable prospectus supplement will state whether dividends on any series of preferred stock are cumulative or noncumulative. If the PNC board does not declare a dividend payable on a dividend payment date on any noncumulative preferred stock, then the holders of that noncumulative preferred stock will not be entitled to receive a dividend for that dividend period, and PNC will have no obligation to pay any dividend for that dividend period, even if the PNC board declares a dividend on that series payable in the future. Dividends on any cumulative preferred stock will accrue from the date of issuance or the date specified in the applicable prospectus supplement.
      The PNC board will not declare and pay a dividend on PNC’s common stock or on any class or series of stock of PNC ranking subordinate as to dividends to a series of preferred stock (other than dividends payable in common stock or in any class or series of stock of PNC ranking subordinate as to dividends and assets to such series), until PNC has paid in full dividends for all past dividend periods on all outstanding senior ranking cumulative preferred stock and has declared a current dividend on all preferred stock ranking senior to that series. If PNC does not pay in full dividends for any dividend period on all shares of preferred stock ranking equally as to dividends, all such shares will participate ratably in the payment of dividends for that period in proportion to the full amounts of dividends to which they are entitled.

Voting
      Except as provided in this prospectus or in the applicable prospectus supplement, or as required by applicable law, the holders of preferred stock will not be entitled to vote. Except as otherwise required by law or provided by the PNC board and described in the applicable prospectus supplement, holders of preferred stock having voting rights and holders of common stock vote together as one class. Holders of preferred stock do not have cumulative voting rights.
      If PNC has failed to pay, or declare and set apart for payment, dividends on all outstanding shares of preferred stock in an amount that equals six quarterly dividends at the applicable dividend rate for such preferred stock, whether or not cumulative, then the number of directors of PNC will be increased by two at the first annual meeting of shareholders held thereafter, and the holders of all outstanding preferred stock voting together as a class will be entitled to elect those two additional directors at that annual meeting and at each annual meeting thereafter until cumulative dividends payable for all past dividend periods and continuous noncumulative dividends for at least one year on all outstanding share of preferred stock entitled thereto have been paid, or declared and set apart for payment, in full. Upon such payment, or declaration and setting apart for payment, in full, the terms of the two additional directors will end, the number of directors of PNC will be reduced by two, and such voting rights of the holders of preferred stock will end.
      Unless PNC receives the consent of the holders of at least two-thirds of the outstanding shares of preferred stock of all series, PNC will not:

•	create or increase the authorized number of shares of any class of stock ranking senior to the preferred stock as to dividends or assets, or

•	change the preferences, qualifications, privileges, limitations, restrictions or special or relative rights of the preferred stock in any material respect adverse to the holders of the preferred stock.
      If any change to the rights of the preferred stock will affect any particular series materially and adversely as compared to any other series of preferred stock, PNC first must obtain the consent of the holders of at least two-thirds of the outstanding shares of that particular series of preferred stock.

      The holders of the preferred stock of a series will not be entitled to participate in any vote regarding a change in the rights of the preferred stock if PNC makes provision for the redemption of all the preferred stock of such series. See “Redemption by PNC” below. PNC is not required to obtain any consent of holders of preferred stock of a series in connection with the authorization, designation, increase or issuance of any shares of preferred stock that rank junior or equal to the preferred stock of such series with respect to dividends and liquidation rights.
      Under interpretations adopted by the Federal Reserve or its staff, if the holders of preferred stock of any series become entitled to vote for the election of directors because dividends on such series are in arrears as described above, that series may then be deemed a “class of voting securities” and a holder of 25% or more of such series (or a holder of 5% or more if it otherwise exercises a “controlling influence” over PNC) may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, when the series is deemed a class of voting securities, any other bank holding company may be required to obtain the prior approval of the Federal Reserve to acquire more than 5% of that series, and any person other than a bank holding company may be required to obtain the prior approval of the Federal Reserve to acquire 10% or more of that series.

Liquidation of PNC
      In the event of the voluntary or involuntary liquidation of PNC, the holders of each outstanding series of preferred stock will be entitled to receive liquidating distributions before any distribution is made to the holders of common stock or of any class or series of stock of PNC ranking subordinate to that series, in the amount fixed by the PNC board for that series and described in the applicable prospectus supplement, plus, if dividends on that series are cumulative, accrued and unpaid dividends.

Redemption by PNC
      PNC may redeem the whole or any part of the preferred stock at the times and at the amount for each share set forth in the applicable prospectus supplement.
      PNC may acquire preferred stock from time to time at the price or prices that PNC determines. If cumulative dividends, if any, payable for all past quarterly dividend periods have not been paid, or declared and set apart for payment, in full, PNC may not acquire preferred stock except in accordance with an offer made in writing or by publication to all holders of record of shares of preferred stock.

Conversion
      The prospectus supplement may set forth the rights, if any, for a holder of preferred stock to convert that preferred stock into common stock or any other class of capital securities of PNC.
Preferred Stock Currently Outstanding
      At March 31, 2005, PNC had four series of preferred stock outstanding:

•	7,789 shares of $1.80 Cumulative Convertible Preferred Stock, Series A (“preferred stock-A”),

•	2,117 shares of $1.80 Cumulative Convertible Preferred Stock, Series B (“preferred stock-B”),

•	159,541 shares of $1.60 Cumulative Convertible Preferred Stock, Series C (“preferred stock-C”), and

•	217,227 shares of $1.80 Cumulative Convertible Preferred Stock, Series D (“preferred stock-D”).
      All shares of a former series of preferred stock designated as $2.60 Cumulative Non Voting Preferred Stock, Series E, and of a former series of preferred stock designated Fixed/ Adjustable Rate Noncumulative Preferred Stock, Series F, have been redeemed and restored to the status of authorized but unissued preferred stock. In connection with PNC’s shareholders rights plan described above, PNC has issued rights attached to its common stock that, once exercisable, will allow the holder of each share of common stock to purchase from

PNC one one-thousandth of a share of Series G Junior Participating Preferred Stock (“preferred stock-G”). To date, we have not issued any preferred stock-G.
      Holders of outstanding preferred stock are entitled to cumulative dividends at the annual rates set forth below in the table titled “Summary of Certain Key Terms of Preferred Stock,” which are payable quarterly when and as declared by the Board of Directors of PNC. The Board of Directors may not pay or set apart dividends on common stock until dividends for the current period and all past dividend periods on all series of outstanding preferred stock have been paid or declared and set apart for payment.
      Holders of outstanding preferred stock are entitled to a number of votes equal to the number of full shares of common stock into which their preferred stock is convertible. Holders of outstanding preferred stock currently are entitled to the conversion privileges set forth below in the table titled “Summary of Certain Key Terms of Preferred Stock.”
      In the event of a liquidation of PNC, holders of outstanding preferred stock are entitled to receive the amounts set forth below in the table titled “Summary of Certain Key Terms of Preferred Stock,” plus all dividends accrued and unpaid thereon, before any payments are made with respect to common stock.
      Preferred stock-A, preferred stock-C and preferred stock-D are redeemable at any time at the option of PNC at redemption prices equal to their respective liquidation preference amounts, plus accrued and unpaid dividends, if any. Preferred stock-B is not redeemable.
      All outstanding series of preferred stock are convertible into common stock (unless called for redemption and not converted within the time allowed therefor), at any time at the option of the holder. No adjustment will be made for dividends on preferred stock converted or on common stock issuable upon conversion. The conversion rate of each series of convertible preferred stock will be adjusted in certain events, including payment of stock dividends on, or splits or combinations of, the common stock or issuance to holders of common stock of rights to purchase common stock at a price per share less than 90% of current market price as defined in the articles of incorporation of PNC. Appropriate adjustments in the conversion provisions also will be made in the event of certain reclassifications, consolidations or mergers or the sale of substantially all of the assets of PNC.
      Preferred stock-A and preferred stock-B are currently traded in the over-the-counter market. Preferred stock-C and preferred stock-D are listed and traded on the New York Stock Exchange. Computershare Investor Services, LLC, Chicago, IL, is transfer agent and registrar for all outstanding series of preferred stock.
SUMMARY OF CERTAIN KEY TERMS OF PREFERRED STOCK

	Annual			Voting Rights
	Dividend Rate			(Based on
Preferred	(Payable	Cumulative		Conversion	Liquidation
Series	Quarterly)	Dividends	Conversion Rate	Rate)	Preference	Redeemable

A	$1.80	Y	1 preferred: 8 common	Y	$40/share	Y
B	$1.80	Y	1 preferred: 8 common	Y	$40/share	N
C	$1.60	Y	2.4 preferred; 4 common	Y	$20/share	Y
D	$1.80	Y	2.4 preferred; 4 common	Y	$20/share	Y
G			None Currently Outstanding
DESCRIPTION OF DEPOSITARY SHARES
      PNC may, at its option, elect to offer fractional interests in the preferred stock, rather than whole shares of preferred stock. If PNC does, PNC will provide for the issuance by a depositary to the public of receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of the preferred stock. We will specify that fraction in the prospectus supplement.

      The shares of any series of the preferred stock underlying the depositary shares will be deposited under a deposit agreement between PNC and a depositary selected by PNC. The depositary will be a bank or trust company and will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.
      The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase the fractional shares in the preferred stock underlying the depositary shares, you will receive depositary receipts as described in the applicable prospectus supplement.
Dividends and Other Distributions
      The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of related depositary shares in proportion to the number of depositary shares owned by those holders.
      If PNC makes a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with the approval of PNC, sell the property and distribute the net proceeds from the sale to the applicable holders.
Redemption of Depositary Shares
      Whenever PNC redeems shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary will select the depositary shares to be redeemed by lot or pro rata as may be determined by the depositary.
      Depositary shares called for redemption will no longer be outstanding after the applicable redemption date, and all rights of the holders of these depositary shares will cease, except the right to receive any money or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.
Voting the Preferred Stock
      Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The depositary will try, insofar as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and PNC will agree to take all action which the depositary deems necessary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.
Conversion of Preferred Stock
      If a series of the preferred stock underlying the depositary shares is convertible into shares of PNC’s common stock or any other class of capital securities of PNC, PNC will accept the delivery of depositary receipts to convert the preferred stock using the same procedures as those for delivery of certificates for the preferred stock. If the depositary shares represented by a depositary receipt are to be converted in part only, the depositary will issue a new depositary receipt or depositary receipts for the depositary shares not to be converted.
Amendment and Termination of the Deposit Agreement
      PNC and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. PNC or the depositary may terminate the deposit agreement only if (i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution of the underlying preferred stock in connection with any liquidation, dissolution or winding up of PNC.
Charges of Depositary
      PNC will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. PNC will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.
Resignation and Removal of Depositary
      The depositary may resign at any time by delivering to PNC notice of its election to do so. PNC may remove the depositary at any time. Any such resignation or removal will take effect only upon the appointment of a successor depositary and its acceptance of its appointment. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
Miscellaneous
      The depositary will forward to the holders of depositary shares all reports and communications from PNC that PNC delivers to the depositary and that PNC is required to furnish to the holders of the preferred stock.
      Neither the depositary nor PNC will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of PNC and the depositary under the deposit agreement will be limited to performance in good faith of their respective duties under the deposit agreement. They will not be obligated to prosecute or defend any legal proceeding relating to any depositary shares or preferred stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary shares or other persons they believe to be competent and on documents they believe to be genuine. The depositary may rely on information provided by PNC.
DESCRIPTION OF PURCHASE CONTRACTS
      PNC may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of:

•	our debt securities, preferred stock, depositary shares or common stock; and

•	securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above.
      The price of our debt securities or price per share of common stock, preferred stock or depositary shares, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

      The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

•	whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our debt securities, common stock, preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	United States federal income tax considerations relevant to the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered or global form.
      The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.
DESCRIPTION OF UNITS
      PNC may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.
      The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	the terms of the unit agreement governing the units;

•	United States federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered or global form.
      The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.
DESCRIPTION OF WARRANTS
      PNC may issue warrants to purchase common stock, preferred stock or depositary shares. PNC Funding may issue warrants to purchase debt securities. We may issue warrants independently of or together with any other securities, and the warrants may be attached to or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants that we may offer. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

Debt Warrants
      The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

•	the title of the debt warrants,

•	the offering price for the debt warrants, if any,

•	the aggregate number of the debt warrants,

•	the designation and terms of the debt securities purchasable upon exercise of the debt warrants,

•	if applicable, the designation and terms of the securities with which the debt warrants are issued and the number of debt warrants issued with each of these securities,

•	if applicable, the date after which the debt warrants and any securities issued with the warrants will be separately transferable,

•	the principal amount of debt securities purchasable upon exercise of a debt warrant and the purchase price,

•	the dates on which the right to exercise the debt warrants begins and expires,

•	if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time,

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form,

•	information with respect to any book-entry procedures,

•	the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable,

•	if applicable, a discussion of certain United States federal income tax considerations,

•	any antidilution provisions of the debt warrants,

•	any redemption or call provisions applicable to the debt warrants, and

•	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.
Stock Warrants
      The applicable prospectus supplement will describe the terms of any stock warrants, including the following:

•	the title of the stock warrants,

•	the offering price of the stock warrants,

•	the aggregate number of the stock warrants,

•	the designation and terms of the common stock, preferred stock or depositary shares that are purchasable upon exercise of the stock warrants,

•	if applicable, the designation and terms of the securities with which the stock warrants are issued and the number of such stock warrants issued with each such security,

•	if applicable, the date after which the stock warrants and any securities issued with the warrants will be separately transferable,

•	the number of shares of common stock, preferred stock or depositary shares purchasable upon exercise of a stock warrant and the purchase price,

•	the dates on which the right to exercise the stock warrants begins and expires,

•	if applicable, the minimum or maximum amount of the stock warrants which may be exercised at any one time,

•	the currency, currencies or currency units in which the offering price, if, any, and the exercise price are payable,

•	if applicable, a discussion of certain United States federal income tax considerations,

•	any antidilution provisions of the stock warrants,

•	any redemption or call provisions applicable to the stock warrants, and

•	any additional terms of the stock warrants, including terms, procedures and limitations relating to the exchange and exercise of the stock warrants.
CERTAIN TAX CONSIDERATIONS
      PNC Funding will be required to withhold the Pennsylvania Corporate Loans Tax from interest payments on debt securities held by or for those subject to such tax, principally individuals and partnerships resident in Pennsylvania and trustees of trusts held for a resident beneficiary. The tax, at the current annual rate of four mills on each dollar of nominal value ($4.00 per $1,000), will be withheld, at any time when it is applicable, from each interest payment to taxable holders of debt securities. The debt securities will be exempt, under current law, from personal property taxes imposed by political subdivisions in Pennsylvania.
      Holders of securities should consult their tax advisors as to the applicability to the securities and interest and dividends payable thereon of federal, state and local taxes and of withholding on interest and dividends.
PLAN OF DISTRIBUTION
      These securities may be distributed under this prospectus from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.
      Each time we sell securities, we will describe the method of distribution of the securities in the prospectus supplement relating to the transaction.
      PNC Funding may offer and sell debt securities and warrants being offered by use of this prospectus:

•	through underwriters,

•	through dealers,

•	through agents,

•	directly to purchasers,

•	through or in connection with hedging transactions, or

•	through a combination of such methods of sale.

      PNC may offer and sell common stock, preferred stock, purchase contracts, units, warrants and depositary shares being offered by use of this prospectus:

•	through underwriters,

•	through dealers,

•	through agents,

•	directly to purchasers,

•	through or in connection with hedging transactions, or

•	through any combination of such methods of sale.
      Each time we sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including the purchase price of the securities and the proceeds we will receive from the sale of the securities, any underwriting discounts and other items constituting underwriters’ compensation related to the offering, public offering or purchase price and any discounts or commissions allowed or paid to dealers, any commissions allowed or paid to agents and any securities exchanges on which the securities may be listed.
      If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.
      The securities may be sold directly by PNC or PNC Funding or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named in, and any commissions payable by PNC or PNC Funding to such agent will be set forth in, the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.
      To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our common stock. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.
      Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.
      In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.
      We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).
      We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.
      Securities may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts, for the account of holders of the securities, or as our agent. Any remarketing firm will be identified and the terms of its agreement, if any, with us will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, as amended, in connection with the securities remarketed thereby.
      If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.
      In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject and (b) if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.
      Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933 and to be reimbursed by us for certain expenses.

      Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.
      Each series of securities other than common stock will be new issue of securities with no established trading market. Any underwriters to whom offered securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time.
      The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering. The securities offered by this prospectus may or may not be listed on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity or activity of any trading in the offered securities.
      If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by NASD members participating in the offering or affiliates or associated persons of such NASD members, the offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8).
      Following the initial distribution of an offering of securities, PNC Capital Markets, Inc., J.J.B. Hilliard, W.L. Lyons, Inc. and other affiliates of ours may offer and sell those securities in secondary market transactions. PNC Capital Markets, Inc., J.J.B. Hilliard, W.L. Lyons, Inc. and other affiliates of ours may act as a principal or agent in these transactions. This prospectus and the applicable prospectus supplement will also be used in connection with these transactions. Sales in any of these transactions will be made at varying prices related to prevailing market prices and other circumstances at the time of sale.
      The offer and sale of the securities by an affiliate of ours will comply with the requirements of Rule 2720 of the Rules of Conduct of the National Association of Securities Dealers, Inc. regarding underwriting of securities of an affiliate. No NASD member participating in offers and sales will exercise a transaction in the securities in a discretionary account without the prior specific written approval of such member’s customer.
      Underwriters or agents and their associates may be customers of (including borrowers from), engage in transactions with, and/or perform services for us and/or the trustee in the ordinary course of business.
LEGAL OPINIONS
      The validity of the securities will be passed upon for us by Thomas R. Moore, Esq., Senior Counsel and Corporate Secretary of PNC, One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222. Mr. Moore beneficially owns, or has rights to acquire, an aggregate of less than 1% of PNC’s common stock. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.
EXPERTS
      The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from PNC’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in the prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date.

$400,000,000
PNC Funding Corp
5.125% Senior Notes Due 2010
Unconditionally Guaranteed by
The PNC Financial
Services Group, Inc.

PROSPECTUS SUPPLEMENT
December 7, 2005

Goldman, Sachs & Co.
JPMorgan